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                        MILITARY AVIATION EXCLUSION RIDER

                                 Columbus Life
                               Insurance Company
                                   [GRAPHIC]
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We shall not be liable under this policy, except as provided below if the death of the insured occurs as a result of operating or riding in or descending from or with any military or naval aircraft while:

(1)  Such aircraft is being operated for aviation training, or

(2)  The insured is a pilot, officer or member of the crew of such aircraft, or

(3) The insured is in the military or naval service and has duties incident to the operation of such aircraft, or

(4) The insured is aboard such aircraft for the purpose of descending therefrom while in flight.

"Military or naval service" includes service in any air force or branch. "Military or naval aircraft" includes aircraft owned or operated for or by any air force or branch or any other of the armed forces of any country.


Liability
Limitations

Our only liability under this policy, in the event the insured's death occurs as provided above, shall be a single sum equal to the greater of:

(1) The premiums paid, decreased by any withdrawals and any indebtedness on or secured by this policy; or

(2) The cash surrender value decreased by any indebtedness on or secured by this policy.

but in no event shall such liability be greater than the amount payable if this rider were not attached.

Applicability

This rider shall also apply to any other rider attached to this policy; to any paid-up insurance which becomes effective under this policy, if any; to any policy to which this policy is changed; and to any reinstatement of this policy.


             [SPECIMEN]                                 [SPECIMEN]
       /s/ Donald J. Wuebbling                   /s/ Lawrence L. Grypp
              Secretary                                 President


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CLR-146 0101